Exhibit 99.1

Synaptics Announces Leadership Transition

San Jose, CA – March 15, 2019 – Synaptics Incorporated (NASDAQ: SYNA), the leading developer of human interface solutions, today announced an executive leadership transition and the departure of Richard Bergman as Chief Executive Officer, effective immediately. In addition, the Company is updating its third fiscal quarter guidance and now expects revenue and non-GAAP EPS to be around the lower end of the original guidance range of $340 million to $380 million and $0.70 to $1.00, respectively. Third quarter revenue is affected by demand softness in China.

The Board has created an executive leadership committee to assist with the transition. Nelson Chan, who has served as a director since 2007 and as non-executive Chairman since October 2018, has been appointed Executive Chairman of the Board. In this role, he will provide direct support to Synaptics’ executive leadership committee to ensure a smooth and effective transition.

“We are focused on capturing numerous opportunities before us and evolving the company under new leadership to increase shareholder value. We thank Rick for his contributions to Synaptics,” said Mr. Chan.

Mr. Bergman’s departure was not a result of any disagreement with Synaptics on any matter relating to Synaptics’ operations, policies, or practices. The Company has commenced an executive search process for a successor.

About Synaptics Incorporated

Synaptics is the pioneer and leader of the human interface revolution, bringing innovative and intuitive user experiences to intelligent devices. Synaptics’ broad portfolio of touch, display, biometrics, voice, audio, and multimedia products is built on the company’s rich R&D, extensive IP and dependable supply chain capabilities. With solutions designed for mobile, PC, smart home, and automotive industries, Synaptics combines ease of use, functionality and aesthetics to enable products that help make our digital lives more productive, secure and enjoyable. (NASDAQ: SYNA) www.synaptics.com.

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Use of Non-GAAP Financial Information

In evaluating its business, Synaptics considers and uses Non-GAAP EPS, which we define as net income per share – diluted, excluding share-based compensation, acquisition related costs, and certain other non-cash or recurring and non-recurring items the company does not believe are indicative of its core operating performance as a supplemental measure of operating performance. Non-GAAP EPS is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents Non-GAAP EPS because it considers it an important supplemental measure of its performance since it facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges, acquisition related costs, and certain other non-cash or recurring and non-recurring items. Non-GAAP EPS has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income per share. The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share as compared to its operating results reported under GAAP. The company is not able to provide reconciliations from GAAP EPS to non-GAAP EPS for its outlook without unreasonable efforts because of the unknown effects, timing and variability of some of the future components necessary to calculate the comparable GAAP financial measure.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of

1934, as amended. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business, and can be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements may include words such as “expect,” “anticipate,” “intend,” “believe,” “estimate,” “plan,” “target,” “strategy,” “continue,” “may,” “will,” “should,” variations of such words, or other words and terms of similar meaning. All forward-looking statements reflect our best judgment and are based on several factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Such factors include, but are not limited to, the risks as identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, and other risks as identified from time to time in our Securities and Exchange Commission reports. Forward-looking statements are based on information available to us on the date hereof, and we do not have, and expressly disclaim, any obligation to publicly release any updates or any changes in our expectations, or any change in events, conditions, or circumstances on which any forward-looking statement is based. Our actual results and the timing of certain events could differ materially from the forward-looking statements. These forward-looking statements do not reflect the potential impact of any mergers, acquisitions, or other business combinations that had not been completed as of the date of this release.

For more information contact:

Saleel Awsare

SVP, Corporate Marketing & Investor Relations

saleel.awsare@synaptics.com

Jason Tsai

Head of Investor Relations

jason.tsai@synaptics.com